FEDERAL MORTGAGE MANAGEMENT, INC.

CONTENTS                                              	PAGE

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS	                 1

STATEMENTS OF FINANCIAL CONDITION 	                       2

STATEMENTS OF OPERATIONS    	                             3

STATEMENTS OF COMPREHENSIVE INCOME	                       4

STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY (DEFICIT)	   5

STATEMENTS OF CASH FLOWS	                                 6

NOTES TO FINANCIAL STATEMENTS	                            7


                         	FEDERAL MORTGAGE MANAGEMENT, INC.

                         	STATEMENTS OF FINANCIAL CONDITION


	                                                               December 31,
	                                                            1998		       1997
                                                       	     ----	       	----
ASSETS
Cash	                                                   $   28,599  	$   71,877
Accounts receivable, net		                                                  200
Notes receivable 		                                                      32,500
Notes receivable - affiliate, net	                         150,000
Portfolio of residential mortgage loans - net	              88,613	     257,911
Other real estate owned - net	                              36,300
Deferred financing costs, net of accumulated
amortization of $793,583 and $634,867	                                  158,717
	                                                        ----------	 ----------
	                                                       $  303,512	  $  521,205
                                                        	========== 	==========

LIABILITIES AND STOCKHOLDERS EQUITY
    (DEFICIT)

LIABILITIES
Interest payable	                                       $   19,906  	$   19,850
Other liabilities	                                           5,865	       1,548
Current portion of notes payable	                        2,688,400	   2,688,400
                                                       	----------	  ----------
	                                                        2,714,171	   2,709,798
                                                       	----------	  ----------
STOCKHOLDERS EQUITY (DEFICIT)
 Common stock, $.01 par value, 150,000
   shares authorized, 100,000 shares
   issued and outstanding	                                  1,000	        1,000
 Preferred stock, $.01 par value,
   100,000 shares authorized,
   no shares issued and outstanding
Account receivable - related party	                      (199,270)	    (209,505)
Retained deficit                                      	(2,212,389)	  (1,980,088)
                                                      	-----------	  -----------
                                                      	(2,410,659)	  (2,188,593)
                                                      	-----------	  -----------
                                                      	$  303,512   	$  521,205
	                                                      ===========  	===========



                             	STATEMENTS OF OPERATIONS

                                                    	  For the Years Ended
	                                                           December 31,
                                                      	1998	           1997
	                                                      ----	           ----
REVENUE
Interest income - mortgage loans	                     $   24,487     	$ 220,693
Interest income	                                          21,000	         7,180
Other income	                                            201,373	         8,622
		                                                    ----------	     ---------
		                                                       246,860	       236,495

EXPENSES
Amortization	                                            158,716	       158,716
Bad debt 	                                                41,981	       295,499
Commissions	                                                 750	        13,588
Consulting fees		                                                           793
Executive compensation	                                   10,235	        20,520
Interest 	                                               239,592	       324,258
Legal and accounting	                                     25,523	        14,746
Licenses and fees		                                                       2,037
Loss on sale of mortgage loans and other
real estate owned		                                                     244,609
Miscellaneous	                                               920	         4,630
Office supplies	                                             313	         3,886
Postage	                                                      85	         3,386
Rent			                                                                  11,459
Salary and benefits		                                                    23,143
Service fees	                                                567	         5,189
Taxes	                                                       479	         4,399
Travel and entertainment	                                                 4,142
		                                                      --------     	---------
                                                     		  479,161	     1,135,000
	                                                     	---------     	---------

NET LOSS	                                              $(232,301)	    $(898,505)
		                                                    ==========	     ==========

LOSS PER COMMON SHARE	                                 $  (2.323)	    $  (8.985)
		                                                    ==========     	==========



                      STATEMENTS OF COMPREHENSIVE INCOME


                                             	Year Ended December 31,
                                             	1998	             1997
	                                            	----	             ----
NET INCOME	                                 	$(232,301)	       $(898,505)

Other comprehensive income, net of tax:
Realized loss on securities
Realized holding loss arising
during the period		                                              (15,364)
Reclassification adjustment for
losses included in net income	                  	                 15,364
	                                           	----------       	----------

Other comprehensive income
                                           		----------	       ----------

COMPREHENSIVE INCOME	                        $(232,301)	       $(898,505)
		                                           ==========       	==========


        	STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY (DEFICIT)



                    		Common    	Account Receiv    	Retained      Comprehensive
	                    	Stock     	Related Party	     Deficit	      Income      	   Total
	                    	------	    --------------	    --------	     -------------	  -----
BALANCE,
at January 1, 1997	   $1,000	    $                 	$(1,081,583)	  $    15,364	   $(1,065,219)

NET LOSS - 1997		 	                                    (898,505)		                   (898,505)

Account receivable
 - related party		                   (209,505)			                                    (209,505)

Change in unrealized
appreciation on
securities
available for sale				                                                 (15,364)	      (15,364)
		                    ------	     -------------     -------------   -----------	  ------------

BALANCE,
at December 31, 1997	  1,000	        (209,505)	       (1,980,088)		                (2,188,593)

NET LOSS - 1998	            	                           (232,301)	                   (232,301)

Change in account
 receivable -
 related party	           	            10,235			                                       10,235
                     		------	   -------------	      ------------	  ------------	 ------------
BALANCE
at December 31, 1998	  $1,000   	$   (199,270)	      $(2,212,389)	  $            	$(2,410,659)
		                     ======   	=============	      ============	  ============	 ============




                                	STATEMENTS OF CASH FLOWS


                                                 For the Years Ended
      	                                              December 31,
                                                 1998              1997
				                                             ----	    	        ----
OPERATING ACTIVITIES
Net loss	                                        $(232,301)        	$  (898,505)

Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Amortization	                                      158,716	             158,716
Changes in operating assets and liabilities:
Accounts and notes receivable, net	               (157,065)	            108,225
Portfolio of residential mortgage loans	           169,298	           1,487,183
Prepaid expenses		                                                       29,225
Interest payable and other liabilities	              4,374	             (21,605)
Other real estate owned	                           (36,300)	            217,441
                                                	----------	        ------------

NET CASH (USED) PROVIDED BY
OPERATING ACTIVITIES	                              (93,278)	          1,080,680
	----------	-----------

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of certificates of deposit	                                         89,237
Sale of note receivable - affiliate	                50,000
	                                                ----------        	------------

NET CASH PROVIDED BY INVESTING ACTIVITIES	          50,000	              89,237

NET CASH USED BY FINANCING ACTIVITIES
Redemption of note holders	                                          (1,275,323)
                                                	----------        	------------

DECREASE IN CASH	                                  (43,278)	           (105,406)

CASH, at beginning of year	                         71,877	             177,283
	----------	------------

CASH, at end of year	                           $   28,599	         $    71,877
	                                                ==========	        ============

SUPPLEMENTAL DISCLOSURES:
Interest paid	                                  $  239,536         	$   331,821
	                                               ==========	         ============


                      	FEDERAL MORTGAGE MANAGEMENT, INC.

	NOTES TO FINANCIAL STATEMENTS
	FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



NOTE A - ORGANIZATION

Federal Mortgage Management, Inc. (the Corporation), a Florida corporation, was organized on December 9, 1992. The purpose of the Corporation is to acquire and deal in residential mortgage loans secured by first liens on real estate, and to acquire insured instruments of deposits and/or debt securities issued by the United States government and instrumentalities thereof. Purchase of the residential mortgage loans, instruments of deposits and debt securities are to be in accordance with policies set forth in the Acquisition Policy of the Corporation. The purchases of the residential mortgage loans are to be financed by issuance of notes payable to investors. Interest payments on the notes and other distributions will be made in accordance with the registration statement.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Portfolio of Residential Mortgage Loans

Residential mortgage loans are recorded at lower of cost or fair market value. Purchase discounts are not amortized since the mortgage loans are owned for several months and then sold to investors. The amortization of the discount would not be materially significant to the operating results of the Corporation.

Deferred Financing and Marketing Costs

Deferred financing and marketing costs are amortized on a straight line basis over five years representing the period of the maturities of the notes payable.

Statements of Cash Flow

For purposes of reporting cash flows, the Corporation considers cash and cash equivalents as those amounts which are not subject to restrictions or penalties and have an original maturity of three months or less.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

Earnings per Share

Earnings per share of common stock were computed by dividing net income by the weighted average number of common shares outstanding for the year. Diluted earnings per share are not presented because the Corporation has issued no dilutive potential common shares.

NOTE C - NOTES RECEIVABLE - AFFILIATE, NET

Notes receivable-affiliate consist of promissory notes with a 12% interest rate, interest paid quarterly. (See Notes L and Q)

The carrying amount of notes receivable-affiliate at December 31, is as follows:

                                                   	1998	          1997
				                                                ----	          ----

Notes receivable-affiliate	                      $150,000	       $200,000
Allowance for uncollectible notes	               	                200,000
			                                             	--------       	--------

Notes receivable-affiliate, net	                 $150,000    	   $   -
	                                                ========	       ========

Included in other income is $200,000 related to the reversal of the allowance for uncollectible accounts in 1998. The allowance was reversed as a portion of the note was sold during 1998 and the balance was paid in February, 1999. (See Note L)

NOTE D - PORTFOLIO OF RESIDENTIAL MORTGAGE LOANS - NET

The Corporation purchases residential mortgage loans at a discount from the face amount of the loans with the intention of selling the loans at a gain after servicing them for a relatively short period of time. The mortgage loans are purchased by investors based on various factors inherent in the group of mortgages presented for sale which are considered in the negotiation process.

The portfolio of residential mortgage loans consists of the following:

                                             December 31,
                                          1998	       1997
				                                   ---------  	---------
Face value	                            $96,770	    $271,670
Discount	                               (5,157)	     (6,759)
Less:  allowance for losses	            (3,000)	     (7,000)
	                                      --------   	---------

                                      	$88,613	    $257,911
                                      	========   	========

At December 31, 1998, the mortgages have maturities less than one year, and varying interest rates ranging from 9% to 20%. The residential mortgage loans are secured by first liens on residential real property. The Corporations policy is to acquire residential mortgage loans with balances that do not exceed 90% of the fair market value of the real estate or the loan acquisition price does not exceed 80% of the fair market value of the collateral real estate at the time of the loan acquisition. The Corporation purchases mortgage loans collateralized by real estate located in the United States. In 1997, the Corporation liquidated the long-term portion of its mortgage portfolio.

NOTE E - OTHER REAL ESTATE OWNED

Other real estate owned represents real property acquired by foreclosure or in settlement of debt. Other real estate owned is valued at the lower of the propertys fair value or the recorded investment in the mortgage. At the time of foreclosure, if the fair value of the real estate acquired is less than the Partnerships recorded investment in the mortgage, a write down is recognized through a charge to the allowance for mortgage losses. Gains or losses on the sale of and losses on the periodic revaluation of real estate acquired are charged or credited to noninterest expense.

During 1997, the Corporation liquidated its other real estate owned at a loss of approximately $112,000. Other real estate owned of $49,581 was held at December 31, 1998. Allowance for losses on other real estate owned total $13,281 at December 31, 1998.

NOTE F - NOTES PAYABLE

During the year ended December 31, 1994, the Corporation issued notes through a public offering to finance the purchase of residential mortgage loans. The notes carry interest rates of 9.00% and 9.25%. The notes totaling $2,688,400 matured December 21, 1998. The debt is currently in default. The
Corporation has prepared and submitted to the Division of Securities, Department of Banking and Finance, State of Florida, a proposed exchange offer to be made with Florida resident holders of the outstanding notes. (See Note
P) Notes totaling $450,000 are held by holders who are not residents of the State of Florida. No response has yet been received from the State of Florida. The Corporation continues to pay monthly interest at the notes stated rates.

The notes are collateralized by all the assets of the Corporation. For the years ended December 31, 1998 and 1997, the Corporation incurred interest expense of $239,592 and $324,258 respectively, related to the notes payable.

NOTE G - STOCKHOLDERS EQUITY

Preferred Stock

The Board of Directors will establish the dividend rate, redemption price and rights of the holders of preferred stock prior to the date of issuance of these shares. No preferred stock has been issued as of December 31, 1998 and 1997. The Board of Directors has not established the preferred stockholders preferences and rights as of the date of this report.

NOTE H - DEFERRED FINANCING AND MARKETING COSTS

Deferred financing costs consist of legal and accounting fees associated with the filing of the registration statement with the Securities and Exchange Commission as well as costs incurred for the promotion of the issuance of the notes payable. These costs were amortized on a straight line basis over five years.

NOTE I - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In addition to the portfolio of residential mortgage loans, financial instruments that also subject the Corporation to concentrations of credit risk consist principally of cash deposits. The Corporation places these investments with a single financial institution. Deposits are insured up to $100,000. At any given time, the Corporation may have cash deposits exceeding the insured amount.

NOTE J - COMPREHENSIVE INCOME

1997 - Realized gains on securities
Realized holding losses arising
   during period	                                    $(15,364)
Add: reclassification adjustment for
    losses realized in net income	                     15,364
                                                     	--------

Net realized losses
                                                     	--------

  Other comprehensive income	                        $
	                                                    	========

Accumulated other comprehensive income is as follows:

  January 1, 1997                                   	$ 15,364
1997 change	                                          (15,364)
	                                                     --------

  December 31, 1997
1998 change
                                                     	--------

  	December 31, 1998		                              $
           		                                         ========


NOTE K - INCOME TAXES

The Corporation is recognized as a Sub-Chapter S corporation by the Internal Revenue Service. Therefore, the financial statements include no provision for federal income taxes since the income or loss is reportable on the tax return of the stockholder.

NOTE L - RELATED PARTY TRANSACTIONS

The sole stockholder and affiliated entities entered into transactions with the Corporation as follows:

The stockholder received compensation of approximately $10,235 and $20,520 in 1998 and 1997, respectively.

In the years ended December 31, 1998 and 1997, the Corporation sold mortgages to an affiliated company at the Corporations cost basis. The sales prices totaled approximately $128,000 and $1,028,000.

The stockholder is the controlling stockholder of a related entity organized in 1995 to develop and implement a franchise business pursuant to which the franchisee will purchase residential single family houses for resale. The corporation purchased short-term promissory notes from the entity in the amount of $100,000 which pay interest of 12% per annum. During 1997, the Corporation purchased additional short-term promissory notes in the amount of $100,000, for a total of $200,000 at December 31, 1997. During the year ended December 31, 1998, the Corporation sold a portion of this note receivable to an affiliated company for $50,000. No gain or loss was recognized on the transaction. (See Note C)

For the year ended December 31, 1997, the Corporation utilized office space from an affiliate for which it paid $11,459 rent expense.

The Corporation prepaid management fees to an affiliated company. Based on the current financial position of the company it was determined that the Corporation had overpaid. Included in accounts receivable - related party is the $199,270 overpayment.

An affiliated company services the mortgages of the Corporation. For the years ended December 31, 1998 and 1997, the Corporation paid servicing fees to the affiliate in the amount of $567 and $5,189, respectively.

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS IN ACCORDANCE
         WITH THE REQUIREMENTS OF SFAS NO. 107

The Corporations financial instruments consist of all of its assets and liabilities with the exception of other real estate and deferred financing costs. The Corporations management has determined that the fair value of all of its financial instruments is equivalent to the carrying cost. The mortgage portfolio is purchased with the intent of a relatively short holding period of several months. Therefore, any differences in the value of the mortgage portfolio due to changes in market interest rates are minimal. Furthermore, each purchase and sale of mortgages by the Corporation is a private, negotiated transaction. There is no readily established market for the Corporations mortgage portfolio.

The Corporations note obligations are not traded on an established market and the only activity with respect to the obligations are normal, scheduled redemptions. The Corporations management estimates that the current interest rate which the Corporation would need to pay in order to sell similar note obligations is approximately equivalent to the rates of the outstanding note obligations.

NOTE N - CLASSIFICATION OF MORTGAGE PORTFOLIO IN ACCORDANCE
         WITH THE REQUIREMENTS OF SFAS NO. 115

The Corporations mortgage portfolio is a trading security. As such, it is required to be carried at fair value, with any unrealized holding gains or losses included in earnings. For the reasons discussed in Note M, the carrying value of the mortgage portfolio has been determined by the Corporations management to be equivalent to its carrying cost.

NOTE O - CONCENTRATION OF CREDIT RISK

The Corporation invests in various financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to a maximum of $100,000. At December 31, 1998 and 1997, the Corporation had no deposits in excess of FDIC insured limits.

NOTE P - GOING CONCERN

As shown in the accompanying financial statements, the Corporation incurred a net loss of $225,320 during the year ended December 31, 1998, and as of that date, the Companys current liabilities exceeded its current assets by approximately $2,200,000. The ability of the Corporation to continue as a going concern is dependent on obtaining additional capital and financing and operating at a profitable level. The financial statements do not include any adjustments that might be necessary if the Corporation is unable to continue as a going concern. A proposed plan of note maturity extension for the Series 1994A-IV has been suggested. Management, in consultation with the Trustee and legal counsel is addressing the feasibility, logistics and necessary steps to proffer such a definitive plan to the noteholders of the aforementioned Series. Such plan may include, but not be limited to the extension of the respective maturity 42 months from their scheduled maturation.

NOTE Q - SUBSEQUENT EVENTS

In February 1999, the Corporation received $150,000 in full payment of note receivable - affiliate.